EXHIBIT 10.11

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST.  COPIES OF THE EXHIBITS CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH ”” [***]”.

DISTRIBUTION AGREEMENT

This Distribution Agreement (this "Agreement") is made and entered into as of August 17, 2007 (the "Effective Date"), by and between Zimmer Dental, Inc., a Delaware corporation ("Zimmer"), and Tutogen Medical, Inc., a Florida corporation ("Tutogen").

Recitals

A.           Tutogen develops, manufactures and markets bio-implants and medical devices for tissue and bone repair and other surgical solutions, including the Products (as defined below).

B.           Zimmer distributes a variety of dental products manufactured by itself and others.

C.           Zimmer and Tutogen are currently parties to the following agreements (in each case, as amended) (i) the U.S. Service Agreement dated September 29, 2000 (the "U.S. Agreement"), (ii) the Xenograft Distribution Agreement dated September 29, 2000 (the "Xenograft Agreement"), (iii) the Canadian Distribution Agreement dated August 1, 2004 (the "Canada Agreement"), and (iv) the Agreement to Distribute Tutogen Products dated January 1, 2006 (the "Latin America Agreement").

D.           Tutogen desires to appoint Zimmer as the exclusive distributor of the Products throughout the Exclusive Territory (as defined below) and as a non-exclusive distributor of the Products throughout the Non-Exclusive Territory (as defined below) for all uses and applications in the Field (as defined below), and Zimmer desires to accept such appointment, all in accordance with the terms and conditions of this Agreement.

Agreement

In consideration of the mutual covenants contained in this Agreement, Zimmer and Tutogen agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1.          Definitions.

(a)           Terms Defined in this Article.  For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" means, with respect to an entity, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the entity.  For this purpose, "control" of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Laws" means all applicable common law, statutes, ordinances, rules, regulations or orders of any Governmental Authority, including Regulatory Laws.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized or obligated by law or executive order to remain closed.

"Change of Control" means, with respect to an entity, a transaction or series of related transactions as a result of which a Person or group of Persons acting in concert directly or indirectly acquires control of the entity or acquires ownership of all or substantially all of its assets.  The transaction(s) may be in any form or combination of forms, including an issuance of voting securities, a grant of one or more proxies, a merger (whether or not the entity survives), a consolidation, a share exchange, a reorganization or an asset sale.  For this purpose, "control" of an entity means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

"Exclusive Territory" means the countries and jurisdictions listed on Exhibit A attached hereto, including those countries and jurisdictions added pursuant to Section 2.2 hereof.

"Field" means any and all dental and oral maxillofacial applications.

"Field Action" means any correction or removal action by Zimmer or Tutogen due to safety, efficacy, quality or regulatory compliance concerns, including actions to recover title to or possession of, or to halt distribution of, Products that previously have been shipped to customers.

"Governmental Authority" means any country in which the Product is manufactured, sterilized, marketed, sold, tested, investigated or otherwise regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

"Insolvency Event" means that the Party (a) has commenced a voluntary proceeding under any insolvency law, (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for sixty (60) consecutive days, (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, (d) made an assignment for the benefit of creditors or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law.  For purposes hereof, the term "insolvency law" means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

"Intellectual Property" means (a) discoveries, inventions, improvements, concepts and ideas, whether or not patentable, (b) works of authorship fixed in a tangible medium of expression, (c) Trademarks, (d) trade secrets and know-how and (e) all proprietary rights relating thereto, including all applications, registrations and renewals in connection therewith.

"Marketing Approval" means, with respect to any country or jurisdiction, the act of the applicable Regulatory Authority that is necessary under applicable Regulatory Laws for the manufacture, marketing, distribution and sale of the Product in that country or jurisdiction, and satisfaction of all applicable regulatory and notification requirements and, to the extent applicable, the grant of Pricing Approval.

"Non-Exclusive Territory" means [***].

"Party" means Zimmer or Tutogen, as the context requires.

"Person" means any individual, group or entity, including Governmental Authorities.

"Point of Destination" means the location to which a Product is to be shipped, as designated by Zimmer in the applicable firm order.

"Pricing Approval" means, with respect to any country or jurisdiction in which Governmental Authorities determine the pricing at which products will be reimbursed, the approval, agreement, determination or decision by the applicable authorities establishing that pricing.

"Products" means the Tutogen grafts set forth on Exhibit B hereto.

"Product Complaint" means any expression by a Third Party of dissatisfaction relating to the identity, durability, reliability, safety, efficacy or performance of any Product, including actual or suspected product tampering, contamination, mislabeling or misformulation.

"Regulatory Authority" means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Marketing Approval or Pricing Approval or in administering Regulatory Laws in that country or jurisdiction.

"Regulatory Laws" means all Applicable Laws governing (a) the import, export, testing, sterilization, investigation, manufacture, marketing or sale of the Product, (b) establishing recordkeeping or reporting obligations, (c) Field Actions or (d) similar regulatory matters.

"Specifications" means, with respect to each Product, (a) Tutogen's design and functionality specifications relating to the Product, (b) any design and functionality specifications provided by Tutogen in its sales literature or other product documentation and (c) any specifications for manufacturing, testing, sterilization, storing, packaging, shipping or labeling the Product set forth in any approved application for Marketing Approval and any supplements and amendments thereto.

"Territory" means the Exclusive Territory and the Non-Exclusive Territory.

"Third Party" means any Person other than the Parties and their Affiliates.

"Trademarks" means all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals in connection therewith.

"Tutogen IP" means all Intellectual Property that is subject as of the Effective Date, or becomes subject during the Term, to Tutogen's control and that is necessary or useful for the manufacture, testing, use, promotion, marketing, sale or distribution of the Product.

"United States" means the United States of America, including its territories, commonwealths and possessions.

(b)           Terms Defined Elsewhere.  Capitalized terms not defined in Section 1.1(a) shall have the meanings specified elsewhere in the text of this Agreement.  Those terms include the following:

Term	Section
Agreement	Opening paragraph
Binding Forecast	3.1
Canada Agreement	Recitals
Claim	7.1(c)
Commercialization License	7.3
Confidential Information	6.1(a)
Distribute	2.1(a)
Effective Date	Opening paragraph
Forecast	3.1
Initial Term	10.1
Latin America Agreement	Recitals
Marketing Partners	2.1(a)
Tutogen	Opening paragraph
Product Liability Claim	9.1(a)
QA/RA Agreement	5.3
Renewal Term	10.1
Term	10.1
U.S. Agreement	Recitals
Xenograft Agreement	Recitals
Zimmer	Opening paragraph

1.2.          Rules of Construction.

(a)           When a reference is made in this Agreement to a Recital, an Article, a Section or an Exhibit, such reference is to a Recital, Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated.

(b)           Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

(c)           Pronouns, including "he," "she" and "it," when used in reference to any Person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d)           Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e)           Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

ARTICLE II
DISTRIBUTION

2.1.          Distribution Rights.

(a)           Tutogen hereby grants to Zimmer, and Zimmer hereby accepts, the exclusive right to promote, market, sell and distribute (collectively, "Distribute") the Products throughout the Exclusive Territory for all uses and applications in the Field.  Zimmer shall have the right to appoint Third Parties ("Marketing Partners") to participate in the Distribution of the Products in the Exclusive Territory.  Tutogen shall not, directly or indirectly, Distribute, or permit Distribution of, any allograft or xenograft products anywhere in the Exclusive Territory for any uses or applications in the Field, either on its own behalf or through any Affiliate or Third Party for as long as this Agreement is in effect.

(b)           Tutogen hereby grants to Zimmer, and Zimmer hereby accepts, a non-exclusive right to Distribute the Products (except for the Tutodent Product which will be branded under a separate name) throughout the Non-Exclusive Territory for all uses and applications in the Field.  Zimmer shall have the right to appoint Marketing Partners to participate in the Distribution of such Products in the Non-Exclusive Territory.

2.2.          Additional Countries for the Territory.

(a)           Upon the Effective Date, Zimmer shall have the exclusive right to Distribute human Products in [***] for use in the Field, and [***] shall be included within the Exclusive Territory solely for such purpose.  Zimmer shall have the exclusive right to Distribute all Products in [***] for use in the Field no later than [***].

(b)           Prior to Distributing, or permitting Distribution of, any Product for use in the Field in any country outside of the Territory, Tutogen first shall offer Zimmer the right to Distribute the Product in such country.  Tutogen shall provide written notice to Zimmer regarding the proposed Distribution arrangement for the Product in such country and Zimmer shall have thirty (30) days from its receipt of Tutogen's written notice to notify Tutogen whether it is interested in the Distribution arrangement.  If Zimmer notifies Tutogen within such 30-day period that it desires to Distribute the Product in such country, then the country shall be added to the Exclusive Territory.  If Zimmer fails to respond to Tutogen within such 30-day period or if Zimmer notifies Tutogen that it is not interested in pursuing the Distribution arrangement, then Tutogen shall be free to Distribute, or permit Distribution of, the Product in such country.  Notwithstanding the foregoing, after the Effective Date, Tutogen shall not enter into any agreements or other commitments that would limit or restrict Tutogen's ability to grant Zimmer exclusive Distribution rights for the Products in the Field in any country.

(c)           It shall be Tutogen's responsibility to ensure that it has the unrestricted right to expand the Exclusive Territory (and thereby expand the geographic scope of Zimmer's exclusive Distribution rights) pursuant this Section 2.2 without violating, conflicting with, resulting in the breach of, or constituting a default under any contract or agreement to which Tutogen is a party or by which any of its properties or businesses are bound.  Exhibit A to this Agreement shall be updated to reflect any countries added to the Exclusive Territory under this Section 2.2.

2.3.          Competitive Products.[***] Nothing in this Agreement shall preclude Zimmer's third-party Marketing Partners from distributing and promoting any products that compete directly or indirectly with the Products, provided that such Marketing Partners are not distributing or promoting such products on behalf of Zimmer.

2.4.          Marketing and Sales Activities.  Zimmer shall have control and authority over its marketing activities for the Products in the Field.  Zimmer's marketing and sales efforts may include development of collateral marketing materials, surgical training, attendance at professional tradeshows, and pre-clinical and clinical studies, at Zimmer's cost.  Zimmer shall provide Tutogen with a reasonable opportunity to review and approve all marketing and collateral materials relating to the Products solely for purposes of compliance with Regulatory Laws, which approval shall not be unreasonably withheld or delayed.

2.5.          Branding.  The Products shall be branded as directed by Zimmer.  Tutogen shall adapt packaging and labeling for the Products as instructed by Zimmer to meet Zimmer's branding standards.  The costs for any change in branding will be borne by Zimmer.

2.6.          Training Support.  Tutogen shall provide, at no charge to Zimmer, a reasonable number of technical sales training sessions for sales personnel of Zimmer and its Marketing Partners, at times and locations mutually agreed by the Parties.  Zimmer shall be primarily responsible for training end users in the field.

2.7.          Sample Products.  At Zimmer's request, Tutogen shall provide a reasonable amount of sample Products for use with Zimmer's sales force, trade shows, promotional activities, training classes and the like.  Transfer pricing for the sample Products is set forth in Exhibit C.

2.8.          Acceptance of Products.  Zimmer, its Marketing Partners and/or the end users of the Products shall have a reasonable right of inspection to verify that the Products conform to the applicable firm order and the terms of this Agreement.  Any non-conforming Product shall be returned to Tutogen.  Tutogen shall bear all costs of return (including freight and insurance) and shall either replace the defective or nonconforming Product without charge (including payment of freight and insurance for delivery of the replacement product) or, at Zimmer's request, refund to Zimmer the entire amount paid in connection with the rejected Product.  Nothing in this Section, including the exercise of rights hereunder, shall be construed as a waiver of Zimmer's indemnification rights, its warranty rights or any other common law or statutory remedies.

ARTICLE III
PURCHASING

3.1.          Forecasts and Firm Orders.  On a monthly basis Zimmer shall provide to Tutogen a twelve (12) month rolling forecast of the anticipated quantities of the Products that Zimmer expects to order on a country-by-country basis (each, a "Forecast").  The first four (4) months of each Forecast shall be binding (each, a "Binding Forecast") and Zimmer agrees to place firm orders for at least that number Products set forth in each Binding Forecast (on an aggregate basis and not on a country-by-country basis, unless there are special packaging requirements for a particular country in which case Zimmer shall place firm orders for at least that number of Products set forth in the Binding Forecast for such country).  The remaining eight (8) months of each Forecast shall be non-binding and for planning purposes only.  The first Forecast will be delivered to Tutogen upon execution of this Agreement.

3.2.          Fulfillment of Firm Orders.  Tutogen shall use commercially reasonable efforts to fulfill all firm orders for the Product submitted by Zimmer pursuant to this Section 3.2 and to deliver Products by the delivery date requested in the applicable purchase order.  Zimmer shall place firm orders for the Product no less than one hundred and twenty (120) days prior to the requested delivery date.  Firm orders shall be in Zimmer's standard form as modified from time to time.  Firm orders may be submitted via e-mail.  Each firm order shall be deemed accepted, once confirmed by Tutogen.  If any term in any firm order or confirmation conflicts with any term in this Agreement, the term in this Agreement shall govern and control.

3.3.          Transfer Pricing.

(a)           The processing fees (referred to herein as "transfer pricing") for the Products purchased during the Initial Term is set forth in Exhibit B attached hereto.  After the expiration of the Initial Term, Tutogen shall be entitled to increase the transfer pricing for any Product [***] per Renewal Term, provided that Tutogen notifies Zimmer in writing regarding the pricing increase at least one hundred twenty-five (125) days prior to the commencement of the applicable Renewal Term.

(b)           A surcharge shall be applied for any firm order with aggregate transfer pricing less than €5,000 for purchases made in euros and $6,500 for purchases made in U.S. dollars, which surcharge shall be the greater of 10% of the transfer pricing in the firm order or €100 for purchases made in euros and $100 for purchases made in U.S. dollars.

(c)           The transfer pricing is for processing finished Products (i.e. packaged, labeled and sterilized).  Subject to Section 3.5(c) below, Zimmer shall be responsible for all freight and delivery charges and any other costs for shipment of the Products from Tutogen's facilities in Neunkirchen, Germany or Alachua, Florida to the Point of Destination specified in the applicable firm order.

(d)           In the event of an unforeseen, extraordinary event that causes a significant increase in Tutogen's costs to provide the Product to Zimmer (e.g. adverse regulatory actions), appropriate representatives from Zimmer and Tutogen will discuss potential adjustments to the pricing set forth in Exhibit B; provided, however, that nothing in this Section 3.3 shall be construed to require Zimmer to agree to any such adjustment or to relieve Tutogen of its obligations to provide the Products to Zimmer at the transfer pricing provided herein.

3.4.          Payment Terms.  Tutogen shall deliver to Zimmer an invoice for each firm order, which invoice shall contain customary information, including the quantity of Products delivered.  Payment terms for undisputed amounts due shall be [***] from the date of shipment.  Payments hereunder will be made in U.S. dollars or euros as indicated in Exhibit B hereto.  A discount of one percent (1%) calculated on the invoice total shall be applied in the case of payment within ten (10) days after Zimmer's receipt of the applicable invoice.

3.5.          Shipping.

(a)           All shipments shall be to the Point of Destination by a carrier selected by Zimmer.  Tutogen shall use commercially reasonable efforts to deliver the Products to the carrier designated by Zimmer no later than the delivery date set forth in the applicable firm order.  In the event that Tutogen is not able to timely deliver an entire firm order, Tutogen shall (i) deliver as much of the firm order as possible, and (ii) provide immediate notice to Zimmer of the anticipated shortfall, which notice shall specify the cause for the delay and the estimated delivery date for the remaining Products.

(b)           Tutogen shall package, label, store and ship all Products in compliance with Applicable Laws and in accordance with good commercial and industry practice.  The Products shall be delivered to the Point of Destination sterile and ready for resale.  Tutogen shall package the Products suitably for export and appropriately to prevent damage during shipment.  The packing slip/delivery note shall have the part number, purchase order number and delivery quantity.

(c)           The Products shall be shipped F.O.B. Tutogen's facilities in either Neunkirchen, Germany or Alachua, Florida.  At Zimmer's expense, Tutogen shall ship the Products to the Point of Destination designated by Zimmer in the applicable firm order.  Notwithstanding the foregoing, in the event that Tutogen is unable to fulfill an entire firm order in one shipment or Tutogen makes multiple shipments for a single firm order for any other reason (unless requested by Zimmer), then Tutogen shall bear the shipping costs and expenses for all such additional shipments.

(d)           With respect to Products to be distributed in Germany, Tutogen shall deliver the Products directly to customers and end users as requested by Zimmer, until such time that Zimmer obtains (i) ISO certification for the Products and (ii) any wholesale license required by Regulatory Authorities in Germany.

3.6.          Tutogen Inventory.  Upon execution of this Agreement, Zimmer agrees to purchase Tutogen's inventory of Products as specified in Exhibit D hereto, in the quantities and at the transfer prices and other terms detailed in such exhibit.  Title to such inventory shall transfer to Zimmer effective as of the Effective Date.  Payment for such inventory shall be made to Tutogen within 15 Business Days of the Effective Date.  Products in such Inventory shall be stored by Tutogen at its facilities at no additional charge to Zimmer until Zimmer provides delivery instructions for such Products.  Tutogen shall store the inventory in compliance with Applicable Laws and in accordance with good commercial and industry practice.

3.7.          Local Tissue Banks.  For any countries that require distribution of an allograft Product through a local tissue bank, both Zimmer and Tutogen will negotiate in good faith a change in the process and costs for orders, shipments and payments.

ARTICLE IV
MANUFACTURING

4.1.          Inventory.  Tutogen shall maintain sufficient manufacturing capacity (including appropriate manufacturing, storage and distribution facilities and qualified personnel) to meet Zimmer's forecasted demand for the Products.

4.2.          Manufacturing.  The Products shall be manufactured and sterilized in accordance with the Specifications and with all Applicable Laws.  Tutogen shall maintain throughout the Term and for the specified shelf life of the Product (or for such longer period as may be required by Applicable Laws) accurate and complete records relating to its manufacture, sterilization and testing of the Products, including all records required under Applicable Laws.

4.3.          Product Modifications.  Tutogen shall not alter or modify the Products or their labeling without the prior written consent of Zimmer.

4.4.          Product Warranty.  Tutogen warrants to Zimmer, its Marketing Partners and the end users of each Product, that the Product, when delivered in accordance with the applicable firm order, will (i) conform to the Specifications, (ii) have been manufactured, tested, stored, packaged, labeled, sterilized and shipped in compliance with Applicable Laws and (iii) be free of defects in design, material, engineering, fabrication and workmanship.  The foregoing warranty shall be in effect with respect to each Product for the labeled shelf life of the Product.  Tutogen further warrants to Zimmer that the Product, when delivered, shall be free and clear of any liens, security interests or encumbrances of any nature whatsoever.  TUTOGEN DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.5.          Subcontracting.  Tutogen shall comply with all Applicable Laws related to suppliers, subcontractors and vendors and Tutogen shall require that all of its suppliers, subcontractors and vendors providing services or products in relation to the Products are in compliance with all Applicable Laws with regard to such services and products.  Tutogen shall remain primarily responsible for performance of its obligations hereunder, including obligations relating to Product quality assurance, compliance with Applicable Laws and confidential information, regardless of whether any of Tutogen's obligations are undertaken by a subcontractor.

ARTICLE V
REGULATORY MATTERS

5.1.          Compliance with Laws.  Each Party shall comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided for herein, shall bear the entire cost and expense of such compliance.

5.2.          Marketing Approvals.  Tutogen represents and warrants to Zimmer that it has applied for and received Marketing Approval for the Products in the countries specified in Exhibit E hereto, and that such approvals are in good standing.  The Parties acknowledge that existing Marketing Approvals may need to be modified or supplemented in certain countries in order to permit the rebranding and Distribution of the Products by Zimmer.  At Zimmer's request, to the extent that Marketing Approval has not been obtained for a Product in any country or jurisdiction within the Territory, Tutogen shall use commercially reasonable efforts to obtain Marketing Approval for such Product in such country or jurisdiction.  Tutogen shall have primary responsibility for all communications, submissions and interactions with the Regulatory Authorities for the purpose of obtaining and maintaining Marketing Approvals. Tutogen shall be responsible for the cost of original registrations and maintenance of the product registration. Zimmer shall be responsible for all costs and expenses incurred during the Term relating to modification of the original registration in an effort to rebrand the products and registration of facilities.  To the extent permitted under Applicable Laws, Tutogen hereby grants to Zimmer the fully paid up right to use any and all regulatory approvals and clearances related to the Products, for use in the Field of Use, owned by or licensed to Tutogen and existing as of the Effective Date or obtained during the Term.

5.3.          Quality Assurance / Regulatory Affairs Document.  Concurrently with the execution of this Agreement, the Parties shall enter into a QA/RA agreement setting forth procedures and protocols for quality assurance and regulatory affairs relating to the Product (the "QA/RA Agreement").  To the extent that any term in the QA/RA Agreement conflicts with any term of this Agreement, this Agreement shall govern and control.

5.4.          Actions by Regulatory Authorities.  Tutogen shall be responsible to Regulatory Authorities throughout the Territory as the manufacturer of the Products.  If either Party receives notice of an inspection, investigation, inquiry, import or export ban, product seizure, enforcement proceeding or similar action by a Regulatory Authority with respect to the Product or a Party's activities in connection with the Product, it will notify the other Party within forty-eight (48) hours after its receipt of notice of the action and will promptly deliver to the other Party copies of all relevant documents received from the Regulatory Authority.  The Parties shall cooperate in response to the action, including providing information and documentation as requested by the Regulatory Authority.  If the action primarily concerns Zimmer's activities, then Zimmer shall have primary responsibility to respond to the Regulatory Authority; otherwise, Tutogen shall have primary responsibility to respond.  In either case, upon request of the responding Party, the other Party shall provide consulting advice and assistance with the response.

5.5.          Inspections.  Zimmer shall have the right, upon reasonable prior notice to Tutogen and not more frequently than once a year and during regular business hours, to inspect and audit Tutogen's facilities and operations for the purpose of verifying Tutogen's compliance with its obligations under Regulatory Laws and applicable quality system requirements, including the right to (a) inspect and take samples of the Product, (b) observe manufacturing and related operations, processes and methods, (c) review documentation and (d) conduct quality assurance, quality system and regulatory compliance audits.

5.6.          Product Labels.  Tutogen shall have sole responsibility for obtaining all necessary Product labels and for negotiating the language of the Product labels with the applicable Regulatory Authorities in the Territory; however, Tutogen shall not propose or agree to specific content without Zimmer's prior approval.

5.7.          Product Complaints and Reports.  The Parties each shall collect and record Product Complaints (and any other events required to be recorded under Applicable Laws) in accordance with Applicable Laws and their standard procedures and policies in effect from time to time.  Each Party shall provide to the other Party reports of such complaints or events within seventy-two (72) hours after receipt.  Tutogen shall be responsible for investigating all Product Complaints.  Tutogen shall be responsible for submitting to the Regulatory Authorities all required reports and other materials, including annual reports, distribution reports and safety reports.  Each Party shall immediately notify the other Party of any material information it learns concerning the safety or efficacy of the Product, regardless of whether formal reporting to any Regulatory Authority is required.

5.8.          Traceability.  Tutogen shall maintain manufacturing and traceability records with respect to the Products, including TUR forms and records by lot number.  Zimmer shall maintain records of distribution in the Territory, on a lot number basis, and make this information available to Tutogen as required for compliance with Applicable Laws.  Zimmer shall use reasonable efforts to encourage its customers to return completed TUR forms to Tutogen.

5.9.          Field Actions.  If either Party in good faith determines that a removal, correction, recall or other Field Action involving a Product or its labeling is warranted (whether or not required by a Regulatory Authority), such Party shall immediately notify the other Party in writing and shall advise such other Party of the reasons underlying its determination that a removal, correction, recall or other Field Action is warranted.  The Parties shall consult with each other as to any action to be taken in regard to such removal, correction, recall or other Field Action.  If, after consultations, either Party in good faith believes that such a removal, correction, recall or Field Action should be undertaken with respect the Product or its labeling, the Parties shall cooperate in carrying out the same.  Tutogen shall be responsible for all of Zimmer's reasonable out-of-pocket costs and expenses, including the replacement cost of the Products, in the event of removals, corrections, recalls or other Field Actions with respect to any Product unless such removal, correction, recall or other Field Action was due to an act or omission of Zimmer, in which case Zimmer shall be responsible for Tutogen's reasonable out-of-pocket costs and expenses in connection therewith.   Tutogen shall be responsible for any required reporting to Regulatory Authorities with respect to any removal, correction, recall or other Field Action involving the Product or its labeling.

ARTICLE VI
CONFIDENTIALITY

6.1.          Confidentiality.  In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be either the disclosing Party or the recipient of Confidential Information.  The Parties wish to protect such Confidential Information in accordance with this Section 6.1.  The provisions of this Section shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates and Marketing Partners).  Each Party shall advise its agents and representatives of the requirements of this Section and shall be responsible to ensure their compliance with such provisions.

(a)           For purposes hereof, "Confidential Information" with respect to a disclosing Party means all information, in any form or media that the disclosing Party furnishes to the recipient, whether furnished before or after the Effective Date, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party or (iv) is developed by or on behalf of the recipient without reliance on confidential information received hereunder.  The contents of this Agreement shall be deemed to be Confidential Information of each Party.

(b)           The recipient of Confidential Information shall (i) maintain its confidentiality using efforts and precautions at least as great as those it uses and takes to protect its own confidential information and trade secrets; (ii) use such Confidential Information solely in connection with the discharge of its obligations under this Agreement and (iii) not disclose such Confidential Information to any person other than those of its agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed.  Notwithstanding the foregoing, the recipient of Confidential Information may disclose it to the extent necessary to comply with applicable laws or regulations or with an order issued by a court or regulatory body with competent jurisdiction; provided that, in connection with such disclosure, the recipient uses commercially reasonable efforts to obtain confidential treatment or an appropriate protective order, to the extent available, with respect to such Confidential Information.

(c)           Upon request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form, and the recipient shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information.  All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by an authorized representative of the recipient who supervised such destruction.  Notwithstanding the foregoing, in-house legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of the Party's obligation of confidentiality.

(d)           The obligations under this Section shall remain in effect from the Effective Date through the third anniversary of the expiration or termination of this Agreement.

(e)           In addition to any other remedies available in law or equity, the disclosing Party shall be entitled to temporary and permanent injunctive relief in the event of a breach (or threatened breach) under this Section.

(f)           The provisions of this Section shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby.

6.2.          Publicity.  Neither Tutogen nor Zimmer shall issue any press release or otherwise publicize the subject matter of this Agreement without the prior written approval of the other Party, except to the extent that such press release or other public announcement is required by law in the opinion of legal counsel to the releasing Party or that the substance thereof has been previously reviewed and released by the other Party or is in the public domain through no fault of the releasing Party.  In the event of a required press release or other public announcement, the releasing Party shall provide the other Party with a copy of the proposed text prior to such announcement.  The Parties agree that if either Party is required to file this Agreement with any Governmental Authority, the releasing Party shall redact the financial terms of this Agreement to the extent possible in order to keep the financial terms of this Agreement confidential.

ARTICLE VII
INTELLECTUAL PROPERTY RIGHTS

7.1.          IP Representations.  Tutogen hereby represents and warrants to, and covenants with, Zimmer as follows:

(a)           Tutogen owns or holds valid and enforceable rights to use and license (to the extent a license is required), without infringing, misappropriating or violating the rights of any Person, any Intellectual Property that is necessary for (i) Tutogen to manufacture and sell the Product, (ii) Zimmer to Distribute the Product as contemplated by this Agreement and (iii) Tutogen to grant to Zimmer and its Marketing Partners the Distribution rights under this Agreement.

(b)           Tutogen has not previously granted any license, covenant not to sue or other right that would be inconsistent with or conflict with the grant of the Distribution rights under this Agreement.

(c)           No Person has asserted a claim, suit, proceeding, action or demand (a "Claim") with respect to any of the Tutogen IP, which Claim (i) challenges the validity of Tutogen's interest in the Tutogen IP, (ii) alleges that Tutogen's use or practice of the Tutogen IP infringes, misappropriates or violates the rights of any Person or (iii) seeks to enjoin or restrain Tutogen's use or practice of the Tutogen IP in any manner that would interfere with the transactions contemplated by this Agreement.  Tutogen has no knowledge that any Person intends to assert such a Claim.

7.2.          Trademarks.  Zimmer and its Marketing Partners shall have the right to use Tutogen's Trademarks associated with the Product (including, without limitation, Tutoplast® and Tutodent®)  for Product marketing purposes and as may be necessary in order to comply with applicable Regulatory Laws.  Zimmer and its Marketing Partners shall comply with the reasonable quality control instructions of Tutogen as to the form and manner in which such Trademarks shall be used.  Any Trademarks developed by Zimmer for the Product shall be owned exclusively by Zimmer.  Other than as expressly provided herein, no Party shall acquire or have any right to use the name or Trademarks of the other Party without its prior written consent.

7.3.          Commercialization License.  Tutogen hereby grants to Zimmer a royalty-free license and right, with the right to sublicense, under the Tutogen IP and all improvements and future developments with respect thereto, to use, sell, offer to sell, have sold, and import/export the Products in the Field throughout the Territory (the "Commercialization License").  The Commercialization License shall be exclusive for the Exclusive Territory and non-exclusive for the Non-Exclusive Territory.  The Commercialization License shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to rights to "intellectual property" as defined therein.  Zimmer, as licensee of such rights, shall have the rights and elections with respect thereto as specified in the United States Bankruptcy Code.  This Agreement shall be deemed to be an "agreement supplemental to" the Commercialization License for purposes of Section 365(n) of the United States Bankruptcy Code.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to, and covenants with, the other Party that:

(a)           It is a corporation duly organized, validly existing and, if relevant in its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has the power and authority to own, lease and operate its assets and to conduct the business now being conducted by it.  It has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)           The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or equivalent action on its part.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

(c)           The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not:  (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d)           No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement, other than Marketing Approvals that have not been obtained prior to the Effective Date.

ARTICLE IX
INDEMNIFICATION AND INSURANCE

9.1.          Indemnification by Tutogen.

(a)           Tutogen shall indemnify and hold harmless Zimmer and its Affiliates and Marketing Partners and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys' fees, paid or incurred by them in connection with any Claim based upon or arising from:  (i) any bodily injury, death or property damage resulting from any defect in the design, engineering, fabrication, manufacture or label (including the label warnings) of any Product or from the failure of any Product to conform to the applicable Specifications therefor (a "Product Liability Claim"); (ii) any infringement or violation of a Third-Party's Intellectual Property as a result of the use, manufacture, sale or distribution of the Product; (iii) any facts or circumstances that would constitute a breach by Tutogen of any of its representations, warranties or obligations under this Agreement; (iv) any violation by Tutogen of Applicable Laws or (v) any negligent or more culpable act or omission of Tutogen or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities subject to this Agreement.

(b)           Zimmer shall give Tutogen prompt written notice of any Claim with respect to which Tutogen's indemnification obligations may apply, but any delay or failure of such notice shall not excuse Tutogen's indemnification obligations except to the extent that Tutogen's legal position is prejudiced thereby.  Tutogen shall have the right to assume and control the defense and settlement of any such Claim; except that Zimmer shall have the right to assume and control, at Tutogen's expense, the defense and settlement of any such Claim if:  (i) Zimmer reasonably determines that there is a conflict of interest between Zimmer and Tutogen with respect to such Claim; (ii) Tutogen fails to employ counsel reasonably satisfactory to Zimmer to represent Zimmer within a reasonable time after Tutogen's receipt of notice of the Claim or (iii) in the reasonable opinion of counsel to Zimmer, the Claim could result in Zimmer becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on Zimmer's ongoing business.  The Party not controlling the defense shall have the right to participate in the Claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the Claim.

(c)           If Tutogen is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then Tutogen shall not settle such Claim without Zimmer's prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Tutogen and (ii) such settlement does not include any finding or admission of a violation by Zimmer of any Applicable Laws or Third Party's rights.  Whenever Zimmer assumes and controls the defense and settlement of a Claim with respect to which Tutogen's indemnification obligations apply, Tutogen shall not be liable for any settlement thereof effected by Zimmer unless Zimmer shall have obtained Tutogen's prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

(d)           Tutogen shall maintain, from the Effective Date through the first anniversary of the expiration date of the Term, a policy of insurance for Product Liability Claims.  Such policy shall (i) have a per occurrence limit of at least $1,000,000 and an annual aggregate limit of at least $5,000,000, (ii) name Zimmer as an additional insured and (iii) provide for at least thirty (30) days' advance written notice to Zimmer of cancellation or material change in coverage.  Tutogen shall provide evidence of such coverage to Zimmer promptly following execution of this Agreement and annually thereafter.  If Tutogen breaches its obligation to maintain insurance, (x) Zimmer shall have the right to obtain coverage as required on Tutogen's behalf and at Tutogen's expense, (y) Zimmer shall have the right to set-off the cost of such coverage against any payment owed to Tutogen for Product purchases and (z) Tutogen shall indemnify Zimmer from and against all costs and expenses associated with obtaining such coverage.

9.2.          Indemnification by Zimmer.

(a)           Zimmer shall indemnify and hold harmless Tutogen and its Affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys' fees, paid or incurred by them in connection with any Claim based upon or arising from:  (i) any facts or circumstances that would constitute a breach by Zimmer of any of its representations, warranties or obligations under this Agreement; (ii) any violation by Zimmer of Applicable Laws or (iii) any negligent or more culpable act or omission of Zimmer or its Affiliates or Marketing Partners or any of their respective employees or agents relating to the activities subject to this Agreement.

(b)           Tutogen shall give Zimmer prompt written notice of any Claim with respect to which Zimmer's indemnification obligations may apply, but any delay or failure of such notice shall not excuse Zimmer's indemnification obligations except to the extent that Zimmer's legal position is prejudiced thereby.  Zimmer shall have the right to assume and control the defense and settlement of any such Claim; except that Tutogen shall have the right to assume and control, at Zimmer's expense, the defense and settlement of any such Claim if:  (i) Tutogen reasonably determines that there is a conflict of interest between Zimmer and Tutogen with respect to such Claim; (ii) Zimmer fails to employ counsel reasonably satisfactory to Tutogen to represent Tutogen within a reasonable time after Zimmer's receipt of notice of the Claim or (iii) in the reasonable opinion of counsel to Tutogen, the Claim could result in Tutogen becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on Tutogen's ongoing business.  The Party not controlling the defense shall have the right to participate in the Claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the Claim.

(c)           If Zimmer is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then Zimmer shall not settle such Claim without Tutogen's prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by Zimmer and (ii) such settlement does not include any finding or admission of a violation by Tutogen of any Applicable Laws or Third Party's rights.  Whenever Tutogen assumes and controls the defense and settlement of a Claim with respect to which Zimmer's indemnification obligations apply, Zimmer shall not be liable for any settlement thereof effected by Tutogen unless Tutogen shall have obtained Zimmer's prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).

9.3.          Combined Obligations.  To the extent that Zimmer and Tutogen have indemnification obligations to one another in connection with a single Claim, Zimmer and Tutogen shall contribute to the aggregate damages arising from such Claim in such proportion as is appropriate to reflect their relative responsibilities for such damages, as well as any other relevant equitable considerations.  The amount paid or payable by Zimmer or Tutogen for purposes of apportioning the aggregate damages shall be deemed to include all reasonable legal fees and expenses incurred by such Party in connection with investigating, preparing for or defending against such Claim.

ARTICLE X
TERM AND TERMINATION

10.1.        Term.  Unless earlier terminated in accordance with Section 10.2, the initial term of this Agreement (the "Initial Term") shall begin on the Effective Date and shall continue in effect until September 29, 2010.  The Initial Term shall be automatically extended for one year renewal terms (each, a "Renewal Term"), unless at least one hundred twenty (120) days prior to the expiration of the Initial Term or the applicable Renewal Term either Party notifies the other Party in writing that it desires not to renew the Initial Term or Renewal Term, as applicable.  The period from the Effective Date through the date of expiration or termination of this Agreement shall be referred to as the "Term."

10.2.        Termination.  This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term as follows:

(a)           If a Party is dissolved under applicable corporate law or becomes subject to an Insolvency Event, the other Party may terminate this Agreement by delivering written notice of its decision to do so within sixty (60) days after actual knowledge of the dissolution or the Insolvency Event.

(b)           If either Party believes the other is in material default of this Agreement, it may give notice of such default to the other Party, and the defaulting Party shall have thirty (30) days in which to remedy the default.  If the default is not remedied within such thirty (30) day period, the non-defaulting Party may terminate this Agreement immediately upon delivery to the defaulting Party of a written notice of termination.  The non-defaulting Party's right to terminate this Agreement shall not be construed as an exclusive remedy.

(c)           If a Party is subject to a Change of Control and the acquiring Person is, in the other Party's reasonable judgment, a direct competitor to the other Party, then the Party that is not subject to the Change of Control may terminate this Agreement effective immediately upon delivery of written notice of termination, provided that such notice must be delivered within sixty (60) days after consummation of the Change of Control.  For purposes hereof, a direct competitor of Zimmer shall include any direct competitor of Zimmer, Inc., a Delaware corporation, or any direct or indirect subsidiary of Zimmer, Inc.  For purposes hereof, a direct competitor of Tutogen shall include any Person that process or distributes allograft or xenograft products.

(d)           Either Party may terminate this Agreement in accordance with the terms of Section 11.2.

10.3.        Order Fulfillment; Depletion of Inventory.  Upon the expiration or termination of this Agreement, (a) at Zimmer's request, Tutogen shall continue to manufacture and deliver all Products that are the subject of a firm order from Zimmer as of the date of expiration or termination and (b) Zimmer shall be permitted to sell to depletion any remaining inventory of the Products, including any Products delivered pursuant to clause (a) above.  Zimmer shall use commercially reasonable efforts to sell the remaining inventory of the Products within six (6) months of the date of expiration or termination.  After the expiration of such six-month period, Zimmer shall continue to have the right to sell to depletion any remaining inventory of the Products, provided that Tutogen shall have the option to repurchase any such remaining inventory at the transfer price paid by Zimmer for such Products.

10.4.        Survival.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration.  The following Articles and Sections shall survive the expiration or termination of this Agreement:  Articles VI, IX and X and Sections 2.8, 4.2, 4.4, 5.4, 5.7, 5.8, 5.9, 11.4 and 11.9.

ARTICLE XI
MISCELLANEOUS

11.1.        Agency.  Neither Party is, nor shall be deemed to be, an employee, agent, partner or legal representative of the other Party for any purpose.  Neither Party shall have the right, power or authority to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party have the right, power or authority to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

11.2.        Force Majeure.  If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of terrorism, blockade, embargo, strikes, government acts or similar event which is beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.  If such conditions inhibiting complete performance shall continue in excess of ninety (90) days, then the Party that is not affected by the force majeure event shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement.  The Parties agree that issues or problems with tissue supply (except as a result of changes in applicable Regulatory Laws) will not constitute a force majeure event.

11.3.        Entire Agreement; Amendments.  This Agreement, together with the QA/RA Agreement, constitutes the entire agreement between the Parties hereto concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto.  This Agreement specifically supersedes the Latin America Agreement, and the Latin America Agreement is hereby terminated.  This Agreement specifically supersedes the Xenograft Agreement with respect to all countries covered under such agreement except the United States, and the Xenograft Agreement shall remain in effect solely with respect to the United States.  This Agreement does not supersede the U.S. Agreement or the Canada Agreement, and such agreements shall remain in effect in accordance with their respective terms.  This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties hereto.

11.4.        Governing Law.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Indiana, without regard to its choice of law rules.

11.5.        Partial Illegality.  If any provision of this Agreement, or the application thereof to any Party or circumstances, shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws.  In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision.  Any deviation by either Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

11.6.        Waiver of Compliance.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

11.7.        Notices.  All notices and other communications in connection with this Agreement, other than firm orders which are governed by Section 3.2, shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or by facsimile in accordance with this Section.

To Tutogen:                          Tutogen Medical, Inc.
13709 Progress Blvd, Box 19
Alachua, FL 32615
Attn:  President
Fax No. (386) 462-1421

To Zimmer:                            Zimmer Dental, Inc.
1900 Aston Avenue
Carlsbad, California  92008
Attn:  President
Fax No.  (760) 431-9753

With a copy to:                    Zimmer Legal Department
345 East Main Street
Warsaw, IN  46580
Attn:  Assistant General Counsel
Fax No. (574) 371-8591

All notices shall be deemed given and received (i) if delivered by hand, immediately, (ii) if sent by mail, three (3) Business Days after posting, (iii) if delivered by express courier service, the next Business Day in the jurisdiction of the recipient or (iv) if sent by fax, at the time shown in the confirmed electronic receipt, or on the first Business day thereafter if the notice is not sent on a Business Day.

11.8.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.9.        Limitation on Liability.  Except with respect to the Parties' indemnification obligations, neither Party shall be liable to the other for indirect, incidental, consequential, punitive or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

11.10.      Further Actions.  Each Party agrees, subsequent to the execution and delivery of this Agreement and without any additional consideration, to execute, acknowledge and deliver such further documents and instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11.      Assignment.  Except as otherwise provided herein, neither Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.  Without limiting the termination rights set forth in Section 10.2(C), either Party, without any need for consent from the other Party, may assign this Agreement or any of its rights and/or obligations hereunder to an Affiliate or in connection with a merger or other business combination or the sale of substantially all of the assets of such assigning Party; provided, however, that no such assignment shall relieve the assigning Party of its obligations hereunder.  If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 11.11, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto, and each reference herein to the name of the assigning Party shall be deemed to include the assignee.  Any assignment not in accordance with this Section 11.11 shall be void.

11.12.      Jointly Prepared.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.13.      Third Party Rights.  Except as otherwise expressly provided herein, this Agreement is not intended to confer any benefits upon, or create any rights in favor of any Person other than the Parties.

11.14.      Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its respective duly authorized representative as of the Effective Date.

TUTOGEN MEDICAL, INC.

By:

Name:

Title:

ZIMMER DENTAL, INC.

By:

Name:

Title:

Solely for the purpose of Section 11.3,
acknowledged and agreed by:

TUTOGEN MEDICAL GMBH

By:

Name:

Title:

EXHIBIT A

Exclusive Territory

[***]

EXHIBIT B

Products and Transfer Pricing

[***]

EXHIBIT C

Price for Sample Products

[***]

Exhibit D

German Dental Inventory

[***]

EXHIBIT E

Territory

Distribution Approval Status
[***]